Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS’

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-79428) of Nortel Networks Corporation (the “Corporation”) and Nortel Networks Limited, relating to the offering and sale of $1,800,000,000, principal amount of 4.25% convertible senior notes due 2008 of the Corporation, fully and unconditionally guaranteed by Nortel Networks Limited, of our report on the consolidated financial statements for the year ended June 30, 2000 of Alteon WebSystems, Inc. dated July 19, 2000 (July 28, 2000 as to Note 15), appearing in the Corporation’s Current Report on Form 8-K/A dated October 20, 2000 (amending the Current Report on Form 8-K dated August 15, 2000, as amended by Form 8-K/A dated August 25, 2000). We hereby further consent to the reference to our Firm under the heading “Experts” in the Prospectus, which forms part of Amendment No. 1 to the Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
December 21, 2001